Supplier Supply and Services Agreement
Between
Harte-Hanks Direct, Inc.
And
Wipro, LLC

This Supplier Supply and Services Agreement is made as of the 22nd day of July, 2016 (the "Effective Date") by and between Wipro, LLC with offices located at 2 Tower Center Boulevard, Suite 220 East Brunswick, NJ 08816 ("Supplier") and Harte-Hanks Direct, Inc. including its affiliates and subsidiaries, with its principal place of business at 3800 Horizon Blvd. Suite 500 Trevose, PA 19053("Harte Hanks").

I.    SERVICES AND MATERIALS TO BE PROVIDED BY SUPPLIER

A.    Subject to the terms and conditions stated in this Agreement, Supplier agrees to perform the professional services as directed by Harte Hanks and/or provide the products and materials in accordance with the delivery schedules (including any interim deadlines, if any, which may be specified in the applicable Order), quantities and other requirements as more fully described in each Order, (hereinafter collectively referred to as “Products/Services”), and Harte Hanks agrees to pay the charges stated in each applicable Order. The Products/Services available to Harte Hanks from Supplier and the associated pricing are listed in Attachment 1. The pricing listed in Attachment 1 is valid for a period of one (1) year(s). The term “Order” shall mean Harte Hanks’ form of purchase or work order used for the purpose of ordering Products/Services. Each Order shall reference this Agreement thereby incorporating the terms and conditions of this Agreement in such an Order. It is understood that the Products/Services rendered under this Agreement will be on an “as ordered” basis and that this Agreement represents no minimum obligation upon Harte Hanks to place Orders with the Supplier. In the event of a conflict between the terms and conditions of this Agreement and an Order, the provisions of this Agreement shall prevail unless the Parties have obtained the express written consent of authorized signatories of each Party to deviate from the terms and conditions of the Agreement for a particular Order. Products/Services shall (a) be provided as per specifications under the Order, and (b) be provided in accordance with generally accepted industry standards; and (c) be provided in accordance with any applicable requirements or restrictions as may be lawfully imposed by governmental authority. Harte Hanks will conduct acceptance testing of the Products/Services within thirty (30) days of the date of submission and notify the Supplier about acceptance or rejection of the Products/Services. Excepting latent defects, Products/Services will be deemed to be accepted by Harte Hanks in the event Harte Hanks does not notify its acceptance or rejection within thirty (30) days from the date of submission. The parent company affiliates and subsidiaries of Harte Hanks and Supplier may also enter into Order(s) pursuant to the terms and conditions of this Agreement during the term of this Agreement. Acceptance testing shall be in addition to any warranty right provided by the Supplier to Harte hanks as stated in this Agreement.

B.    Changes. Harte Hanks may at any time during the term of this Agreement require additions, deletions or alterations (all hereinafter referred to as a “Change”) to the required Products/Services. Within ten (10) business days after a request for a Change, Supplier shall submit a proposal to Harte Hanks Representative which includes any changes in Supplier’s costs in the delivery of Products/Services and/or schedule necessitated by the Change. Harte Hanks Representative shall within ten (10) days of receipt of the proposal, either (i) accept the proposal with a written amendment to the applicable Order directing Supplier to perform the Change or (ii) advise Supplier not to perform the Change in which event Supplier shall provide the original Products/Services. No such Change shall be considered nor shall Supplier be entitled to any compensation for work done pursuant to or in contemplation of a Change, unless made pursuant to a written amendment or Change Order issued by Harte Hanks.

C. Work Done By Others. If Supplier’s performance is dependent on work done by others, Supplier shall inspect and promptly report to Harte Hanks' representative any defect that renders such other work unsuitable for Supplier's proper performance. Supplier's silence shall constitute approval of such work as fit and suitable for Supplier's performance.

Supplier’s failure to perform its contractual responsibilities, to perform the Services, or to meet the agreed service levels contained within an Order shall be excused if and to the extent the Supplier’s non-performance is directly caused by Harte Hanks' omission to act, delay, wrongful action, failure to provide any inputs, or failure to perform its obligations under the Agreement.

II.    REPRESENTATIVES

Harte Hanks' Representative is Robert Lord (Robert.lord@hartehanks.com) and Harte Hanks' Contract Representative is Carolyn DeLuca (cdeluca@hartehanks.com) or such other persons as may be designated in writing by Harte Hanks from time to time. Supplier's Representative is Lalit Kashyap (lalit.kashyap@wipro.com) or such other person as may be designated in writing by Supplier from time to time.

III.    TERM/TERMINATION

A. Term. Unless otherwise terminated or canceled as provided for herein, this Agreement shall commence on the Effective Date and continue for an initial term of three (3) year(s). The term of each Order shall be set forth in the appropriate Order. In the event this Agreement terminates prior to the completion of an Order, such Order shall continue to be valid for its term and the terms and conditions of this Agreement shall continue to apply to the Order until the Order is complete. Termination or cancellation of an Order shall not terminate this Master Agreement, and the parties shall remain free to enter into future Order(s) pursuant to this Agreement and during the term of this Agreement.

B. Termination. Harte Hanks may at any time terminate this Agreement or an Order, in whole or in part, by providing ninety (90) days prior written notice to Supplier, or as otherwise agreed under the specific Order. In such case, Harte Hanks’ liability shall be limited to payment of any termination fees (if any, as agreed between the Parties under a specific Order), and the amount due for Products/Services properly performed and/or delivered up to and including the date of termination, and work in progress (which amount shall be substantiated with proof satisfactory to Harte Hanks and shall not exceed the original price of the applicable services or product being terminated) which meet the requirements of this Agreement, and no further Products/Services will be rendered by Supplier. Such payment shall constitute a full and complete discharge of Harte Hanks’ obligations.

Either party may terminate this entire Agreement, or any specific Order then in force, in the event of material breach by the other Party, provided that the terminating party has given the other Party thirty (30) days written notice of such breach, identified the nature of the breach, and within said notice period the breaching party has failed to cure the asserted breach.

IV.    COMPENSATION/ESTIMATES/INVOICING/TAXES

A.     Compensation. Harte Hanks agrees to compensate Supplier the agreed upon fees set forth in the applicable Order following Harte Hanks' receipt and acceptance of invoices for the Products/Services provided hereunder.

B.     Estimates. Whenever an Order authorizes Supplier to invoice Harte Hanks for time and materials (other than travel and living expenses), Supplier shall prepare an estimate of the costs associated with program completion. The estimate shall contain the minimum and maximum estimated costs associated with all phases of project completion and if applicable, shall state labor estimates, including labor of Supplier personnel, in terms of hours per function. Supplier shall submit the estimate to Harte Hanks' Representative for review and approval and shall revise the estimate, and the proposal on which it is based, to the satisfaction of Harte Hanks and Supplier. The final estimate if approved by Harte Hanks shall be executed by both parties (hereafter "approved estimates"). Approved estimates, whenever they are required by this Agreement, shall constitute the only authorization for Supplier to take any action or expend any money in connection with specific promotional works beyond that necessary to complete the estimate itself. Maximum estimated costs may not be exceeded without the prior written consent of Harte Hanks' Representative.

C.    Invoicing. Supplier agrees to submit invoices referencing the applicable Harte Hanks purchase order number promptly to Harte Hanks’ Accounts Payable organization as per the terms of the specific Order. Invoices shall be deemed to have been accepted if Harte Hanks approves the invoice, or does not furnish a written objection specifying the nature of the dispute within thirty (30) days from the date of Harte Hanks receipt of the Supplier’s invoice. Invoices shall contain such information as Harte Hanks may reasonably request. Approval of any invoices for payment shall be made when the Products/Services provided have been accepted by Harte Hanks' business managers as being in accordance with the requirements of this Agreement and the applicable Order (in accordance with the time limitations for acceptance testing set forth in Section I.A. above). Acceptance of any part of the Products/Services shall not affect the total and final responsibility of Supplier. Unless this Agreement calls for payment at a later time, invoices shall be payable thirty (30) days after acceptance of the Product/ Services, and after receipt of an accurate invoice by Harte Hanks’ Accounts Payable organization. Supplier may charge interest at the rate of 1.5% per month for undisputed payments delayed more than thirty (30) days past due date. Payment of invoices shall not waive Harte Hanks’ rights to inspect, test or reject non-conforming Products/Services. Supplier may assign the benefit of its rights of payment to a third party as part of its debt factoring or other legitimate business arrangements, and Harte Hanks expressly consents to such assignments.

D.    Taxes. Harte Hanks shall reimburse Supplier only for the following tax payments with respect to transactions under this Agreement unless Harte Hanks advises Supplier that an exemption applies: state and local sales taxes, as applicable. Taxes payable by Harte Hanks shall be billed as separate items on Supplier’s invoices and shall not be included in Supplier’s prices. Harte Hanks shall have the right to have Supplier contest any such taxes that Harte Hanks deems improperly levied at Harte Hanks’ expense and subject to Harte Hanks’ direction and control.

V.    INDEPENDENT CONTRACTOR

The parties’ relationship to each other in the performance of this Agreement is that of independent contractors. Nothing contained in this Agreement will place the parties in the relationship of partners, joint ventures, principal-agent, or employer-employee, and neither party will have any right either to obligate or to bind the other in any manner whatsoever or to represent to third parties that it has any right to enter into any binding obligation on the other party’s behalf. It is expressly understood, acknowledged and agreed that Supplier’s employees designated to perform Services under an applicable Order and their supervisors, and managers and other employees, consultants and subcontractors of Supplier providing the Services will remain under the direction and control of Supplier. All compensation of such employees, consultants and subcontractors of Supplier, including payroll taxes and benefits will be the responsibility of Supplier, and such employees, consultants and subcontractors of Supplier will have no right to any benefits granted to any Harte Hanks employees. Supplier will defend, indemnify and hold harmless Harte Hanks from any claims made against Harte Hanks by Supplier employees, consultants and subcontractors.

VI.    COMPANY’S EQUIPMENT

Unless otherwise specifically provided in this Agreement or Order, Supplier shall provide all labor and equipment for performance of this Agreement. Should Supplier actually use any equipment owned, leased or rented by Harte Hanks, Supplier acknowledges that Supplier accepts the equipment “as is, where is,” that neither Harte Hanks nor its licensors or lessors have any responsibility for its condition or state of repair and that Supplier shall have risk of loss and damage to it. Supplier agrees not to remove the equipment from Harte Hanks’ premises without Harte Hanks’ prior written consent and to return it to Harte Hanks upon completion of use, or at such earlier time as Harte Hanks may request, in the same condition as when received by Supplier, reasonable wear and tear excepted. Supplier shall not use Harte Hanks’ equipment for any purpose other than in the performance of its obligations to Harte Hanks.

VII.    COMPLIANCE WITH LAWS

Supplier and all persons furnished by Supplier shall comply at their own expense with all federal, state, local and foreign laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections applicable to the Supplier in performance of this Agreement.

VIII.    INDEMNITY

Supplier agrees to indemnify and hold harmless Harte Hanks, its affiliates, and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as “Indemnified Parties”) from and against any proven or alleged third party claims, demands, suits, losses, damages, liabilities, fines, penalties and expenses (including attorney’s fees) that in any way arise out of, relate to or result from the provision of Products/ Services by the Supplier, its affiliates, and each of their officers, directors, employees, suppliers, contractors or successors in the performance of this Agreement, including but not limited to claims arising from: (1) injuries or death to persons or damage to property, including theft; (2) failure by Supplier to conform to any applicable laws and regulations relating to the Product/ Services, and/or its confidentiality obligations under this Agreement; (3) grossly negligent or intentional acts or omissions of Supplier; and (4) infringement of any patent, copyright, trademark, trade secret or other intellectual property right resulting from the Supplier’s provision of Products/Services, provided however that Supplier shall not have any indemnity obligation to Harte Hanks under this Section to the extent that any infringement or claim thereof is attributable to: (1) the combination, operation or use of Products/Services with equipment or software supplied by Harte Hanks where the Products/Services would not itself be infringing; (2) compliance with designs, specifications, materials, inputs, or instructions provided by Harte Hanks; (3) use of Products/Services in an application or environment for which it was not designed or contemplated under this Agreement; or (4) modifications of a Products/Services by anyone other than Supplier where the unmodified version of the Products/Services would not have been infringing. Harte Hanks agrees to immediately notify Supplier of any written claims or demands against Harte Hanks for which Supplier is responsible under this clause. Lack of immediate notice shall not preclude Supplier’s obligations hereunder unless same materially prejudices Supplier’s legal rights in such action. Supplier will be entitled to have sole control over the defense and settlement of the claim. In addition, Supplier will not be required to reimburse Harte Hanks for any amount paid or payable by Harte Hanks in settlement of the claim if the settlement was agreed to without the written consent of the Supplier.

Harte Hanks agrees to indemnify and hold harmless the Supplier and their officers, directors, employees, successors and assigns against all third party actions, proceedings, claims, damages, liabilities, settlement sums, charges, losses, costs and expenses (including without limitation, legal costs and expenses and any penalties or other amounts levied, imposed or charged by any regulator or regulatory authority) arising out of (i) any intellectual property infringement associated with the Product/ Service performed by the Supplier’s to the extent the basis for the infringement claim is caused by the Supplier’s use of any materials or software or intellectual property provided by Harte Hanks to the Supplier for the purpose of performing the Services; (ii) Harte Hanks’ breach of its confidentiality obligations under this Agreement; (iii) fraud, gross negligence or willful misconduct of Harte Hanks or Harte Hanks’ personnel.

IX.    INSURANCE

Supplier shall maintain during the term of this Agreement: (1) Workers’ Compensation insurance as prescribed by the law of the state or nation in which the work or services is performed; (2) employer’s liability insurance with limits of at least $1,000,000 for each occurrence and in aggregate ; (3) automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence and in aggregate; (4) Commercial General Liability (“CGL”) insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence and in aggregate; and (5) if the furnishing to Harte Hanks (by sale or otherwise) of products, material or construction, installation, maintenance or repair services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 per occurrence and in aggregate, which shall be maintained for at least one (1) year following the expiration or termination of this Agreement; and (6) Errors and Omissions insurance in the amount of at least $1,000,000 per claim with an annual aggregate of at least $3,000,000 inclusive of legal defense costs. . Supplier and Supplier’s subcontractors shall furnish prior to the start of work certificates or adequate proof of the foregoing insurance including, if specifically requested by Harte Hanks, copies of the endorsements and policies. Harte Hanks shall be notified in writing at least thirty (30) days prior to cancellation of or any material change in the policy. Insurance companies providing coverage under this Agreement must be a reputed insurance company in the industry.

X.    LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, REVENUE, GOODWILL, USE, DATA, ELECTRONICALLY TRANSMITTED ORDERS, OR OTHER ECONOMIC ADVANTAGE (EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, ARISING OUT OF OR RELATED TO ANY DELAY,

OMISSION OR ERROR IN THE TRANSMISSION OR RECEIPT OF ANY DOCUMENTS PURSUANT TO THIS AGREEMENT. EACH PARTY’S TOTAL LIABILITY TO THE OTHER PARTY HEREUNDER IS LIMITED TO THE AMOUNT HARTE HANKS HAS PAID TO THE SUPPLIER IN THE PRECEDING 12 MONTHS FOR THE WORK, SERVICES OR PRODUCTS PROPERLY DELIVERED TO COMPANY UNDER THE SPECIFIC ORDER. THE FOREGOING SHALL NOT SERVE TO LIMIT SUPPLIER’S INDEMNIFICATION OBLIGATIONS OR CONFIDENTIALITY OBLIGATIONS AS SET FORTH IN THIS AGREEMENT.

XI.    SUPPLIER'S INFORMATION

If Supplier delivers any third party-owned information to Harte Hanks under or in contemplation of this Agreement, Supplier represents and warrants that it has the right to deliver such third party-owned information.

XII. TITLE TO WORK PRODUCTS

All right, title and interest in and to all tangible and intangible work and work products developed, delivered or produced under this Agreement by or on behalf of Supplier for Harte Hanks, whether comprising or incorporated in specifications, drawings, sketches, models, samples, data, computer programs, reports, documentation or other technical or business information, and all right, title and interest in and to patents, copyrights, trade secrets, trademarks and other intellectual property derived from such work and work products are hereby assigned by Supplier to Harte Hanks and are hereby agreed by Supplier to be transferred to Harte Hanks or otherwise vested therein, effective when first capable of being so assigned, transferred or vested. Supplier shall obligate its employees, subcontractors and others to provide, and shall supply to Harte Hanks at no extra cost, all such assignments, rights and covenants as Harte Hanks deems appropriate to assure and perfect such transfer or other vesting. All work and work products shall be provided to Harte Hanks as required herein or on termination or completion of this Agreement, whichever is earlier, unless Supplier is requested in writing to do otherwise. All such work and work products shall be considered and arranged to be a "work made for hire" to the extent allowed by law. To the extent that the work and work products produced under this Agreement does not qualify as a “works made for hire”, or to the extent that Section XII, is declared invalid either in substance or purpose, in whole or in part, Supplier hereby irrevocably transfers, grants, conveys, assigns and relinquishes exclusively to Harte Hanks all of Supplier’s right, title and interest (including but not limited to ownership of all patent, copyright and trade secret rights) in said work and work products developed by Supplier under this Agreement, without the necessity of further consideration and Supplier shall have no right, title, or interest of any kind or nature to such work and work products.

The work and work products developed, delivered or produced under this Agreement shall be the original work of Supplier, unless Harte Hanks' Technical Representative has consented in writing to the inclusion of work or work products owned or copyrighted by others (hereafter "included works"). In requesting such consent, Supplier shall notify Harte Hanks of the scope of the rights and permissions Supplier intends to obtain for Harte Hanks with respect to such included works and modify the scope of same as requested by Harte Hanks. Copies of all rights and permissions, clearly identifying the included works to which they apply, shall be supplied to Harte Hanks promptly after their acquisition.

Harte Hanks shall not acquire title hereunder to any intangible work or work products preexisting execution of this Agreement and not developed or produced in anticipation hereof.

Supplier agrees, for itself and its affiliates, not to assert patents and copyrights owned or controlled by Supplier or any parent thereof or subsidiary of either against Harte Hanks, its affiliates, and its or their direct or indirect customers, in connection with any work product or other subject matter directly or indirectly derived from work done hereunder.

Open Source. Supplier represents that unless otherwise agreed between the parties, Supplier shall not introduce any software which falls within the "Open Source Definition" as promulgated by the Open Source Initiative (‘Open Source Software’). The Supplier agrees to indemnify Harte Hanks from and against any damages, costs, liabilities, or expenses incurred in connection with any claim brought by a third party against Harte Hanks to the extent such claim arises out of the Supplier's non-compliant and unapproved use of Open Source Software.

In the event Harte Hanks approves uses of Open Source Software in the Products/Services, Harte Hanks shall be solely responsible for compliance of all terms and conditions of the applicable Open Source License. The Supplier does not provide any warranty or representations on the Open Source Software. Harte Hanks agrees to indemnify, defend, and hold harmless the Supplier from and against any damages, costs, liabilities, or expenses incurred in connection with any claim brought by a third party against the Supplier which arises from the third party’s proper use of such open source software.

XIII. CONFIDENTIAL INFORMATION/ NON-COMPETE/ NON-HIRE

A    Both parties acknowledge that in connection with the provision of Products/Services, each party (“Recipient”) will have access to Non-Public Information of the other party (“Discloser”). For purposes of this Agreement, the term “Non-Public Information” means information not available to the general public and concerns Discloser or its customers, and includes, but is not limited to, (a) intangible information expressed in the form of ideas, data, programs, technical, business or other types of intangible information, or (b) documents, prints, tapes, discs, data, financial information, customer information, or other types of tangible information. Recipient agrees to (1) keep all such Non-Public Information confidential and use such Non-Public Information only for the purposes of performing under this Agreement; (2) inform Recipient employees, contractors and agents of their obligations to keep such Non-Public Information confidential and require those employees, contractors and agents to honor such obligations; and (3) promptly surrender or destroy such Non-Public Information, and any copies thereof, free-of-charge, when requested to do so by Discloser . Recipient agrees never to disclose such Non-Public Information which has or will come into the possession or knowledge of Recipient in connection with this Agreement, or the performance hereof, including any information created by Recipient as part of the services, which consists of confidential and proprietary data of Discloser . Supplier acknowledges that Non-Public Information may be transmitted in written, oral, or electronic format.

B.     Recipient shall not without Discloser’s prior written consent: (a) disclose to any third party the contents and/or the facts of this Agreement; or (b) engage in any advertising, promotion or publicity related to this Agreement; or (c) make public use of Discloser trade name, trademark, service mark, insignia, symbol, logo, or other designation of Discloser or its affiliates.

C.    No copies shall be made of any Non-Public Information or any other information supplied by Harte Hanks without the written consent of Discloser and, Recipient shall not make use of any Non-Public Information or any other information received from Discloser and/or its customers for any purpose except that which is expressly contemplated by this Agreement.

D.    Recipient will not disclose to Discloser or induce Discloser to use any confidential information or material belonging to others, unless Recipient has obtained prior authorization for such disclosure and use and informs Discloser to that effect in writing.

E.    During the term of this Agreement as set forth in Section III A., and for a period of one (1) years after termination or expiration of same, either party will not directly or indirectly, on the party’s own behalf or in the service or on behalf of others, in any capacity, hire, solicit, employ or induce or attempt to induce any officer, director, or employee to leave the employ of the other party, nor shall the either party directly or indirectly, solicit or attempt to solicit, the business of any customer or consultant of the other party or use the confidential information of the other party for a party’s own benefit or gain. Such conduct shall be considered a wrongful disclosure/ use of confidential information.

F.    In the event of wrongful disclosure/ use of Discloser confidential information, monetary damages may be insufficient to protect and compensate Discloser and Discloser shall be entitled to injunctive relief.

G.    The obligations contained in this Section XIII shall survive for a period of three (3) years from the date of termination or expiration of this Agreement except that trade secrets and personal data shall remain confidential for perpetuity.

XIV. WARRANTY

Supplier warrants to Harte Hanks that material furnished will be new, and will conform to and perform in accordance with the specifications, requirements and if applicable, drawings and samples, as stated in the Order. These warranties shall continue for the longer of (a) three (3) months after the service, product or material is accepted by Harte Hanks or (b) such other period as may be specified elsewhere in this Agreement or in the Order. Supplier also warrants to Harte Hanks that the services will be performed in a professional and workmanlike manner and in accordance with the specifications required by Harte Hanks. In addition, if material furnished contains one or more manufacturers' warranties, Supplier hereby assigns such warranties to Harte Hanks and its customers. All warranties shall survive inspection, acceptance and payment. Material or services not meeting the warranties will be, at Harte Hanks' option, returned for refund, repaired, replaced or re-performed by Supplier at no cost to Harte Hanks or its customers and with transportation costs and risk of loss and damage in transit borne by Supplier. Repaired and replacement material shall be warranted as set forth above in this clause.

When a required deliverable is delivered electronically, including via the Internet, Supplier warrants that the deliverable will not contain any malicious code, program, or other internal component (e.g., computer virus, computer worm, computer time bomb, or similar component), which could damage, destroy, or alter Harte Hanks’ software, firmware or hardware, or which could, in any manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the report in any manner. Supplier shall immediately advise Harte Hanks, in writing, upon reasonable suspicion or actual knowledge that a deliverable delivered electronically under this Agreement may result in the harm described above. Supplier shall indemnify and hold Harte Hanks harmless from any damage resulting directly from the harm described above.

EXCEPT FOR THE FOREGOING, SUPPLIER EXCLUDES AND DISCLAIMS ALL WARRANTIES, CONDITIONS OR STATEMENTS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE (UNLESS THE PURPOSE IS EXPRESSLY AGREED IN THE AGREEMENT OR IN THE RELEVANT ORDER), OR THAT PRODUCTS/DELIVERABLES WILL BE ERROR-FREE.

XV. AUDIT

Supplier’s  records, accounts, processes, and documentation directly related to Harte Hanks’ account, and areas related to physical security, logical security, change control and disaster recovery, shall be subject to inspection and audit by Harte Hanks’ internal auditors or outside auditors, upon at least ten (10) business days’ notice and during Supplier’ normal business hours.  Such inspection and audit shall be reasonable in scope and duration and that are relevant to this Agreement.  In addition, Supplier shall provide to Harte Hanks and such auditors and inspectors as Harte Hanks may designate in writing, space, office furnishings, telephone and facsimile services, utilities and office-related equipment and duplicating services as Harte Hanks and its auditors and inspectors may reasonably require to perform the audits described in this Section. Harte Hanks auditors shall not be given access to: (i) the proprietary information of other Supplier customers; (ii) Supplier locations that are not related to Harte Hanks or the Services; or (iii) Supplier’s internal costs. In performing audits, Harte Hanks and their internal and external auditors, inspectors, regulators or other representatives shall comply with Supplier’s standard, reasonable physical and information security procedures and shall cause external auditors to execute a confidentiality agreement substantially similar to the agreement. External auditors designated by Harte Hanks shall not be competitors to the Supplier. The frequency of such audits should not be more than once a year, unless good cause exists for such greater frequency.

XVI. FORCE MAJEURE

Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors ("force majeure conditions"). Notwithstanding the foregoing, Supplier's liability for loss or damage to Harte Hanks' material in Supplier's possession or control shall not be modified by this clause. If any force majeure condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, stating the nature of the force majeure condition and any action being taken to avoid or minimize its effect. The party affected by the other's delay or inability to perform may elect to: (1) suspend this Agreement or an Order for the duration of the force majeure condition, and (i) at its option buy, sell, obtain or furnish elsewhere material or services to be bought, sold, obtained or furnished under this Agreement or an Order (unless such sale or furnishing is prohibited under this Agreement) and deduct from any commitment the quantity bought, sold, obtained or furnished or for which commitments have been made elsewhere and (ii) once the force majeure condition ceases, resume performance under this Agreement or order with an option in the affected party to extend the period of this Agreement or an Order up to the length of time the force majeure condition endured and/or (2) when the delay or nonperformance continues for a period of at least fifteen (15) days, terminate, at no charge, this

Agreement or an Order or the part of it relating to material not already shipped or services not already performed. Unless written notice is given within forty-five (45) days after the affected party is notified of the force majeure condition, option (1) shall be deemed selected.

XVII. MEDIATION

If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. If such dispute is not resolved by such mediation, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.

XVIII. NON-EXCLUSIVE SERVICES

It is expressly understood and agreed that this Agreement neither grants to Supplier an exclusive right or privilege to sell to Harte Hanks any or all material or services of the type described in this Agreement which Harte Hanks may require, nor requires the purchase of any material or services from Supplier by Harte Hanks. It is, therefore, understood that Harte Hanks may contract with other manufacturers and Suppliers for the procurement of comparable material or services.

Supplier agrees that purchases by Harte Hanks under this Agreement shall neither restrict the right of Harte Hanks to cease purchasing hereunder nor require Harte Hanks to continue any level of such purchases.

XIX. ASSIGNMENT AND SUBCONTRACTING

Supplier shall not assign any right or interest under this Agreement (excepting monies due or to become due) or delegate or subcontract any work or other obligation to be performed or owed under this Agreement without the prior written consent of Harte Hanks. Any assignment, delegation or subcontracting without such consent shall be void. Any assignment of monies shall be void if (1) Supplier shall not have given Harte Hanks at least thirty (30) days prior written notice of such assignment or (2) such assignment imposes upon Harte Hanks obligations to the assignee in addition to the payment of such monies, or precludes Harte Hanks from dealing solely and directly with Supplier in all matters pertaining to this Agreement including amendments or settlements of charges. All work performed or product(s) delivered by Supplier's subcontractor(s) at any tier shall be deemed work performed or product(s) delivered by Supplier.

XX. ASSIGNMENT BY COMPANY

Harte Hanks shall have the right upon written notice to Supplier to assign this Agreement and to assign its rights and delegate its duties under this Agreement either in whole or in part (an “Assignment”), at any time upon written notice to Supplier and without Supplier’s consent, to (i) any present or future affiliate of Harte Hanks (including any subsidiary or affiliated entity thereof); (ii) any unaffiliated new entities that may be formed by Harte Hanks pursuant to a corporate reorganization, including any subsidiary or affiliated entity thereof.

XXI. SURVIVAL OF OBLIGATIONS

It is agreed that certain obligations of the parties under this Agreement, which, by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement. Such obligations include, by way of illustration only and not limitation, those contained in the AUDIT, COMPLIANCE WITH LAWS, INDEMNITY, TITLE TO WORK PRODUCTS, INSURANCE, CONFIDENTIAL INFORMATION, LIMITATION OF LIABILTY, IDENTIFICATION and WARRANTY clauses.

XXII. ENTIRE AGREEMENT

This Agreement shall incorporate the typed or written provisions on Harte Hanks’ Order(s) issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Order(s) and shall not be changed, modified or rescinded, except by a writing signed by Supplier and Harte Hanks. Pre-printed provisions on the Harte Hanks’ purchase orders (except as specified otherwise in this Agreement) and all provisions on Supplier’s forms shall be deemed deleted. Estimates or forecasts furnished by Harte Hanks shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement. The term “work” as used in this Agreement may also be referred to as “Products/Services”.

XXIII. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Delaware, excluding application of its conflict of laws provisions. The parties agree that the provisions of the Delaware Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of services, the lease or rental of equipment or material, and the license of software. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Harte Hanks based on a claim for which Supplier has agreed to indemnify Harte Hanks under this Agreement.

XXIV. IDENTIFICATION/PUBLICITY

Supplier shall not without Harte Hanks’ prior written consent: (a) disclose to any third party the contents and/or the facts of this Agreement; or (b) engage in any advertising, promotion or publicity related to this Agreement; or (c) make public use of Harte Hanks’, trade name, trademark, service mark, insignia, symbol, logo, or other designation of Harte Hanks or its affiliates.

XXV. NOTICES

Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Harte Hanks shall be in writing and shall be given or made by certified or registered mail addressed to the respective parties as follows:

To Harte Hanks:
Harte Hanks
1700 District Avenue
Suite 300
Burlington, MA 01803
Attention: VP of Contracts Administration

Business Notices
_________________
Harte-Hanks Direct, Inc.
3800 Horizon Blvd.
Suite 500
Trevose, PA 19053

To Supplier:     Wipro, LLC
2 Tower Center Boulevard
Suite 220
East Brunswick, NJ 08816
Attention: Head of Legal, Americas
Email: generalcounsel.office@wipro.com

The above addresses may be changed at any time by giving prior written notice as above provided.

XXVI. RELEASES VOID

Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

XXVII. SAVINGS CLAUSE/NO WAIVER

Should any provision of this Agreement be held by a tribunal of competent jurisdiction to be contrary to law, the remaining provisions shall remain in full force and effect. In the event of a holding of invalidity so fundamental as to prevent the accomplishment of the purpose of the Agreement, the parties shall promptly commence good faith negotiations to remedy such invalidity. No whole or partial waiver of any breach of this Agreement shall be held to be a waiver of any other or any subsequent breach. The whole or partial failure of either party to enforce at any time the provisions of this Agreement shall in no way be construed to be a waiver of such provisions nor in any way affect the validity of this Agreement or any part of it or the right of either party to enforce subsequently each and every provision.

XXVIII. INSPECTION

Supplier will provide safe access to the work performed under the Agreement at all times for Harte Hanks’ inspection upon ten (10) business days’ prior written notice.

XXIX. RELATIONSHIP/ BACKGROUND SCREENING

Supplier shall exercise full control and direction over the employees of Supplier performing the work covered by this Agreement. Any changes in personnel that may be reasonably requested by Harte Hanks through its authorized representative shall be made as soon as reasonably possible.

Neither Supplier nor its employees or agents shall be deemed to be Harte Hanks' employees or agents. It is understood that Supplier is an independent contractor for all purposes and at all times. Supplier is solely responsible for withholding and payment of all applicable federal, state and local income and other payroll taxes with respect to its employees or third party consultants, contractors or suppliers, including contributions from them as required by law.

The Supplier agrees to perform the background screening as set forth in Exhibit A hereto.

XXX. DATA SECURITY/ INCIDENT REPORTING

For purposes of this Agreement and all Orders, Sensitive Personal Information (“SPI Data”) shall mean any of the following, whether contained in an electronic or physical format: (i) personal information (such as name, telephone number or address) in combination with any health-related data or biometric data, including illnesses, conditions, treatments, procedures, DNA or other personally identifiable health-related or biometric data, (ii) federal, state, local or foreign government issued identification numbers, such as social security numbers, driver’s license numbers or state ID numbers, (iii) credit or debit card numbers, (iv) personal checking, savings, banking, brokerage, investment, retirement or other financial account numbers; and (v) any other agreed categories of information or data that are deemed sensitive personal information and which may be subject to data security, use, handling, reporting or disposal restrictions by applicable privacy, data security and/or breach notification requirements. Each party shall transmit, transfer, and deliver all data that contain (a) SPI Data via an encrypted or similarly secure transport methodology and in an encrypted format to be mutually agreed upon by the parties; and (b) all personal identifiable information (“PII Data”) other than SPI Data (such as solely name, telephone number, or e-mail address not in combination with any SPI Data) in an encrypted format to be mutually agreed upon by the parties. If the electronic data is to be shared back and forth, each party shall ensure, at its sole expense that its systems are able to receive SPI Data and PII Data from the other party in the mutually agreed encrypted format. Supplier shall not transmit any SPI Data and/or PII Data that is not strictly required for the performance of the Services, nor shall a party transmit any SPI Data or PII Data in physical, hard-copy format using a carrier that does not provide tracking capabilities and the transmitting party shall bear sole responsibility for any liability arising from the unnecessary SPI Data and/or PII Data provided to the other. For example, if Harte Hanks is performing only name and address processing, social security information shall not be transferred to Harte Hanks. If a party is provided access to the other party’s electronic systems, such party will secure access to any passwords provided by the other party to ensure that only authorized users of such party have access to the other party’s electronic systems. Each party will follow the other party’s written policies and rules with regard to its electronic systems for which it is made aware. Each party shall promptly notify the other party of any changes in the status of its authorized users (e.g. termination of employment or change of access level). All authorized users must be named users (e.g. no generic passwords or shared accounts). Supplier will ensure that only those of its personnel who are authorized to access Harte Hanks systems will do so and only in a manner that is consistent with Supplier’s permitted use of such Harte Hanks systems in connection with the Services. Supplier will notify Harte Hanks promptly upon becoming aware of any unauthorized access, disclosure or use of such passwords or of Harte Hanks systems. The parties shall work together in order to mitigate, to the extent practicable, and remediate any harmful effect resulting from such unauthorized access, disclosure or use of such passwords or systems.

Supplier shall further comply with the incident reporting requirements set forth in Exhibit B attached hereto.

XXXI.    SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather this entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which is effective as of the day and year first above written.

ACCEPTED AND AGREED BY THE PARTIES AUTHORIZED REPRESENTATIVES:

FOR:	Wipro, LLC	FOR:	Harte-Hanks Direct, Inc.

By	/s/ Ashish Chawla	By	/s/ Robert Lord

Title	Ashish Chawla, CFO	Title	Outsource Engagement Executive

Date	7/25/2016	Date	July 22, 2016

Work Order Number _________

Contract Number _____________

This Work Order Number ________ (“Order”) dated the _______ day of _______, 20__ (“Effective Date”) is made by and between ________ (“Supplier” and Harte-Hanks ____________. (“Harte Hanks”) and is issued pursuant to and incorporates by reference the terms and conditions of the Supplier Supply and Services Agreement dated ________, 20__ (“Agreement”) between Supplier and Harte Hanks.

Products/Services and Pricing

NOTE IF SERVICE LEVELS ARE REQUIRED AND NEED TO BE DEVELOPED FOR THIS RELATIONSHIP

The term of this Order shall commence upon the Effective Date of the Order and continue thereafter for a period of ___ (___) year. Thereafter, this Order shall renew automatically for additional one-year periods unless either party terminates this Order upon written notice to the other party thirty (30) days prior to the end of the initial term or any one-year renewal term.

This Order incorporates and is subject to all of the terms and provisions of the Agreement, and is valid only if signed by authorized representatives of both parties. Each party represents that the individual signing on its behalf has read this Order, understands it, and has full authority to bind such party.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Exhibit A
STANDARD TERMS AND CONDITIONS FOR
UNITED STATES BACKGROUND SCREENING
.
Supplier shall conduct, at its own expense, a background screening (“Background Screening”) for all personnel provided by the Supplier, whether employed by the Supplier or any subcontractor of the Supplier (collectively, “Workers”), who perform services for Harte Hanks and/or its Affiliates (“Harte Hanks”) on Harte Hanks premises or to whom access to the following will be made available, whether on premises of Harte Hanks, Supplier’s or Supplier’s subcontractors:
Harte Hanks confidential information;
personal health information;
personal financial information;
identity related information including, but not limited to, Harte Hanks or employee names accompanied by Social Security number;
other non-public personal information, disclosure of which is regulated by federal or state laws, rules or regulations or by a self-regulating organization
Information, systems, and/or application identified under Harte Hanks compliance program
Ability to administer or control access privileges to systems and/or applications that directly or indirectly are used in connection with providing services to Harte Hanks
The Supplier represents and covenants to Harte Hanks that each Worker, prior to performing services hereunder and after securing appropriate written authorization from such Worker, will have satisfactorily passed a Background Screening set forth below by a security agency reasonably acceptable to Harte Hanks (by way of example and not limitation, (i) Sterling, (ii) Kroll, or (iii) Choicepoint).
If the Supplier has conducted and the Worker has passed a background screening equivalent to the Background Screening required herein, and the Worker has not had a break in service since the background screening was performed, no additional background screening is required.
The Background Screening must include a review of the following in the sequence shown and covering the past 7 years or the longest period for which records exist in such state/county (the “Look-Back Period”), to achieve acceptable results:
Personal Data Verification, including a complete social security number trace for which historical addresses of residence, employment and education covering the Look-Back Period can be confirmed
Federal and State/County Criminal Records Check (Current and former state/county of residence, employment and education during the Look-Back Period as shown in address verification)
OFAC List Verification
Office of Thrift Supervision (OTS) check
Securities, Financial Services Industry, and other Federal and State Regulatory Actions – applicable only to Services performed for Harte Hanks business operations regulated by securities, banking or insurance authorities
Such other reasonable screening of a Worker that a Harte Hanks client may require, by way of contractual obligation or reasonable request
Any Worker who has failed to disclose any prior criminal convictions and/or found to have provided any false or inaccurate information pertaining to their application for employment with the Supplier when compared with the background screening results as set forth in this exhibit, shall not perform and/or be immediately removed from providing, any services either directly or indirectly for Harte Hanks.
If the Supplier becomes aware of a Worker’s arrest during or within 5 years after performing services for Harte Hanks, then the Supplier will promptly notify Harte Hanks and a mutually acceptable decision will be promptly made regarding that individual’s continuing service on Harte Hanks matters.
The Supplier will ensure that all sub-contractors it utilizes to perform services for Harte Hanks performs background screenings consistent with these terms and conditions for any personnel they provide.

If a Worker(s), regardless of citizenship or nationality, including U.S. citizenship, has resided outside of the U.S. for a period of 1 year or greater over the past 10 years, then, at the Supplier’s sole cost, an International background screening of such Worker(s) will be required, separately or in addition to any applicable U.S. background screening. In performing International Background Screening, the Supplier must use a Harte Hanks approved Supplier and include all required databases and other information as deemed necessary by Harte Hanks and as otherwise mutually agreed by Harte Hanks and the Supplier.

Exhibit B
Security & Privacy Requirements

1.
Supplier shall develop, implement and maintain a comprehensive written security program that includes administrative, technical and physical safeguards that are appropriate to the nature and scope of its activities performed for Harte Hanks and the sensitivity of Harte Hanks’s “Confidential Information” as defined in the Agreement. Such safeguards shall be reasonably designed to:

a.	Ensure the security and confidentiality of the Confidential Information;

b.	Protect against any anticipated threats or hazards to the security or integrity of such information; and

c.
Protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to Harte Hanks or any of its subsidiaries, business partners, or employees of Harte Hanks.

2.	As part of its security program, Supplier shall:

a.	Assign overall responsibility and accountability for the security of the Supplier organization to a top-level executive.

b.	Designate one or more employees to coordinate its security program across the Supplier organization.

c.	Develop, document and maintain a comprehensive written security policy based on industry-accepted standards and practices, and communicate it to all Supplier personnel.

d.	Develop, document and maintain:

i.
Awareness, education and/or training to ensure that employees know and understand their individual security responsibilities and how to accomplish them, as well as any consequences for employee violations of their responsibilities;

ii.	Procedures to identify and interpret the security implications of relevant laws and regulations and make appropriate modifications to the security program;

iii.
Procedures and controls to authenticate and limit access to Confidential Information, whether in electronic or physical form, to authorized individuals and to immediately discontinue access by terminated or otherwise former employees;

iv.	Procedures and controls to restrict access at physical locations containing Confidential Information such as buildings, computer facilities and records storage facilities;

v.	Procedures and controls for the secure handling, transfer, destruction and disposal of Confidential Information, whether in electronic or physical form;

vi.
Procedures and controls for the secure installation, configuration, operation and maintenance of information systems (e.g., workstations, servers, networks and applications), including procedures for change management, patch management and vulnerability management, such as up-to-date system security software, security patches, virus definitions and firewalls;

vii.
Procedures and controls to protect against destruction, loss or damage of Confidential Information due to human error, potential environmental hazards such as fire and water damage, or technological failures; and

viii.
Procedures and controls for detecting, preventing and responding to attacks, intrusions or other systems failures, including actions to be taken in the event of suspected or detected unauthorized access to Confidential Information.

e.
Identify reasonably foreseeable internal and external risks to the confidentiality, integrity and availability of Confidential Information that could result in the unauthorized disclosure, misuse, alteration, destruction or other compromise of such information, and design and implement safeguards to control these risks including, but not limited to:

i.	Restricting access to Confidential Information to those Supplier personnel who have a business need to access it in order to provide services under the Agreement;

ii.	Implementing secure user authentication protocols and secure access control measures;

iii.
Encrypting, using industry-accepted algorithms and key lengths, all Personal Information that is stored on computer systems or media not permanently housed in a secured data center (including desktop and laptop computers, portable storage devices and removable media); and

iv.
Encrypting, using industry-accepted algorithms and key lengths, all Personal Information transmitted over public networks (including, but not limited to, the Internet), wireless networks or cellular networks.

f.	Oversee its service providers, by:

i.	Taking reasonable steps to select and retain service providers that are capable of maintaining appropriate safeguards for Confidential Information;

ii.	Requiring its service providers by contract to implement and maintain such safeguards; and

iii.	Where indicated by a risk assessment, monitor its service providers to confirm that they have satisfied their obligations to protect Confidential Information.

g.
Monitor, through the collection of metrics and/or the performance of security audits and/or reviews, the overall state of security within its organization, and report that information periodically to executive management.

h.
Notwithstanding any “force majeure” provisions of the Agreement, implement, maintain and test, at least annually, documented plans for responding to a disaster, emergency situation or other unforeseen circumstances, including processes and procedures for resuming business operations and the provision of services under the terms of the Agreement.

i.
Evaluate, adjust and upgrade its security program in light of the results of the monitoring required by paragraph (g) above, any material changes to its operations or business arrangements, or any other circumstances that it knows or has reason to know may have a material impact on its security program.

3.
Supplier shall perform, for personnel with access to Harte Hanks confidential information or providing services under the Agreement, identity verification, reference checks and criminal background checks in accordance with the requirements of this Agreement.

4.
Supplier will promptly, but in no event more than 1 business day of becoming aware, report to Harte Hanks in writing, and any other party as required by law, but only after consulting with Harte Hanks, any unauthorized disclosure of Personal Information (collectively including SPI as defined in the Agreement), or any breach or suspected breach of security of any Supplier facility or system where such Personal Information is maintained if such Personal Information was or is reasonably believed to have been acquired by, or exposed to, an unauthorized person. Supplier shall, at no additional cost to Harte Hanks, reasonably cooperate with Harte Hanks to comply with laws and regulations relating to unauthorized use or disclosure of Personal Information and mitigate the losses that may be suffered as a result thereof, including, but not limited to making appropriate notifications to affected individuals, or providing, as approved and directed by Harte Hanks, ongoing credit or other monitoring to affected individuals that may be reasonably required by Harte Hanks, and consistent with industry best practices as a result of a security breach. If such security breach is due to the fault or negligence of Supplier and not as a result of the acts or omissions, fault or negligence of Harte Hanks, all such efforts of Supplier will be at no additional cost to Harte Hanks. In the event of a security incident involving the services provided under the Agreement, Supplier shall, at Harte Hanks’s request, make complete, correct and unredacted copies of all available system and network event log files from the time surrounding the incident to non-rewritable media and shall store such media in a secure location until Harte Hanks approves its disposal. At Harte Hanks’s further request, Supplier shall provide Harte Hanks with the data contained in these saved log files; this data may be redacted by Supplier to remove information that does not pertain to Harte Hanks and/or the services provided under the Agreement, provided that such redaction does not compromise the stored copies of the log files. The information provided by Supplier shall be subject to the confidentiality/non-disclosure terms of the Agreement.

5.
For any Confidential Information subject to this Agreement that Supplier does not or cannot return, Supplier shall permanently destroy by shredding or otherwise destroying all paper or other hard copy media on which it is recorded, and/or wiping it from any hard drive, tape, diskette, compact disk or other electronic medium on which it has been stored using utilities or processes which render the information unrecoverable, and/or by otherwise destroying the medium on which the Personal Information is stored so that the Personal Information is not recoverable.

6.
Supplier shall permit Harte Hanks to perform (or contract to have performed), at Harte Hanks's request and expense, one (1) security assessment per year. Such assessment will examine the environment(s) used to provide services under the Agreement and may include, but is not limited to, the review of policies, processes and procedures, interviews with key information security personnel, on-site assessment of physical security arrangements, vulnerability scanning of applications, systems, and networks, and penetration testing on any systems that are dedicated exclusively to processing Harte Hanks data. The assessment will be conducted at a time mutually agreed to by Supplier and Harte Hanks, and will be restricted in scope to cover only those portions of Supplier’s environment involved in providing services under the Agreement. Harte Hanks shall provide a copy of the results of the assessment to Supplier within ten (10) business days of receipt. Supplier shall cooperate with Harte Hanks to determine a plan for correction of any deficiencies and Supplier shall proceed promptly to correct any deficiencies. In the event material deficiencies are found, Harte Hanks may perform a subsequent security assessment to confirm compliance with the security requirements herein.

7.
Supplier is aware that various laws and regulations require Harte Hanks to monitor, on a regular basis, the information security and risk management arrangements of its third-party Suppliers. Upon Harte Hanks's request and at no additional charge to Harte Hanks, Supplier shall provide Harte Hanks with information about the status of its information security and risk management arrangements as they relate to the services provided under the Agreement. Such information will be requested no more than once per year (unless deficiencies are reported or disclosed as a result of the security assessment provided for above), and will be collected through the use of one or more detailed questionnaires to be completed by Supplier or by other mutually agreed upon means. Supplier shall also make available to Harte Hanks, upon request, a copy of Supplier’s comprehensive written security program as described in paragraphs 1 and 2 above.

The information provided by Supplier will be for Harte Hanks's internal use only and subject to the confidentiality/non-disclosure terms of the Agreement, provided however that Harte Hanks may disclose such information to regulators having jurisdiction over its operations, upon such regulators’ request. Supplier shall cooperate with Harte Hanks and any of Harte Hanks’s regulators in connection with regulators’ requirements.

Attachment 1 - Wipro Rate Card

This Attachment 1 is made pursuant to the Supplier Supply and Services Agreement dated the 22nd day of July, 2016 (“Agreement”) is incorporated therein as an integral part of the Agreement.

The table below is intended to illustrate generally available Wipro resources by Job Title, Skill Requirements, General Responsibilities, Rate Range and Unit of Measure.

Each Order to the Agreement will set forth a description of the services engagement, the various Job Title(s) of the necessary resources assigned to perform the required services and the agreed upon rate for each such resource assigned. It is understood that when establishing fees for each Order the pricing set forth in the table below shall be leveraged. Notwithstanding the foregoing, the parties may agree on different or alternate pricing on a per Order basis, to take into account the complexities of the engagement, which may include without limitation: reduced time schedules, number of resources and/or specific mix of resources required, and/or whether the engagement is based on a fixed fee or volume commitments. The rates set forth in each Order (which may include blended rates) shall control over any conflict with the rates set forth in this Attachment 1, but only with respect to that Order.

Job Title	Skill Requirements	General Responsibilities	Rate Range	Unit of Measure Per (Hour/Daily/ Monthly)
Account Director	N/A	N/A	N/A	N/A
Account Manager	Account Delivery Head (onsite)	Onsite Account Delivery Management and governance	$90 - $100 Onsite	Hourly
Account Supervisor	Program Manager (onsite)	Onsite Program Management and Delivery	$80- $90 Onsite	Hourly
Application Developer	Web or client application developer (onsite and offshore)
Development of design (for major enhancements only) and unit test plan. Develop the objects as per the specifications. Unit testing of the developed components. Provide necessary documentations for the release. Support the testing phase as required
			$65 - $68 Onsite $20 -$25 Offshore	Hourly
Application Lead	Web or client application lead (onsite)
Develops to specifications and maintains application code in accordance with the current SDLC methodologies and practices. Prepares required documentation for the portion of work assigned, with review. Consults with Quality Assurance and business analysts in the development and execution of test plans. Leads the respective application towers and co-ordinates with the team for completing the deliverables. Reporting to Harte Hanks for corresponding application towers.
			$70 - $75 Onsite	Hourly
Application Program Manager	Program Manager (onsite)	Responsible for managing the Application Portfolios. Participate in the Governance meetings	$80 - $90 Onsite	Hourly

Job Title	Skill Requirements	General Responsibilities	Rate Range	Unit of Measure Per (Hour/Daily/ Monthly)
Application Support Engineer	Support Engineer (onsite and offshore)
Monitor and assume service request from ticketing tool. Analyze service requests. Perform Bug fixes. Develop and unit test minor enhancements. Perform RCA for critical issues. Problem management for recurring jobs
			$70 - $75 Onsite $21 - $25 Offshore	Hourly
Application Tester	Quality Engineer (onsite and offshore)	Development of the test plan. Functional, regression and SIT test case creation and updating. Execution of the test and reporting	$70 - $75 Onsite $19 - $23 Offshore	Hourly
Architech	Enterprise Architect / Process Consultant (onsite)
Overall responsibility for the rollout success. Responsible for rollout planning and progress reporting. Liaison with HH Managers & SMEs for rollout planning. Keep status check on different rollout tracks. Ensure rollout deliverables are signed off by HH/WIPRO after each phase. Assisting project team with functional knowledge at every stage of the project. Assist for investigating cross module issues as required. Complete functional assessment. Responsible for analysis of change/enhancement requirements, design / functional specifications and estimation. Participate in the weekly and monthly review meetings and status reporting in their business areas

			$180 - $140 Onsite	Hourly
Campaign Lead
A senior campaign management lead with over 5 years of experience in overseeing delivery and managing a large team with diverse skillsets. Responsible for meeting team targets/KRAs/metrics. Responsible for following the tools and methods of the process. Process management, Consulting, client communication, escalation management skills. Exposure to auditing of accounts, quality initiatives, risk and control initiatives, as per organization requirements

		Campaign Lead	$25 - $3 Offshore	Hourly
Client Service Manager	N/A	N/A	N/A	N/A
Data Architect	Data Architect (Onsite and offshore)	Develop production process, testing. Design logical and physical data schema.	$40 - $45 Offshore $105-$140 Onsite	Hourly

Job Title	Skill Requirements	General Responsibilities	Rate Range	Unit of Measure Per (Hour/Daily/ Monthly)
Helpdesk Agent	Helpdesk Agent	Helpdesk Agent	$18 - $21 Offshore	Hourly
Enterprise Architect	Enterprise Architect
Develop and mature EA Capability. Solution Architecture & Presales support. Develop/maintain current business architecture. Identify the common feature list and create a library of reusable components. Understands the systems, tools and processes
			$180 - $140 Onsite	Hourly
Executive Sponsor	N/A	Overall ownership of project. Communicates and endorses project to key business owners	$ - $	N/A
Lead	Technical Lead
Will work on break-fixes and enhancements as assigned. Complete the code change/development as per the agreed schedule. Fix the breaks as per the SLAs. Timely update of the call tracking system. Submit the developed code to the functional consultant for testing. Support user acceptance testing as required. Participate in the weekly and monthly review meetings and status reporting in their business areas. Adhere to the agreed service management processes

			$70 - $75 Onsite $21 - $25 Offshore	Hourly
Senior Campaign Manager	Graduate with overall 8 years of experience in managing medium and large campaign management engagements.
Accountable for managing service delivery. Provides a focus for SLA management and customer satisfaction. Ensure the information systems and the review structure for SLAs are in place and effectively used. Support the change control process by assessing the impact on service delivery of a proposed change. Drives and motivates Team Leads and Supervisors to work towards convergence of SLAs, processes and reporting
			$29 - $25 Offshore	Hourly
Software Engineer	Software Engineer (offshore)	Develop initial and production process for automated data flow, upstream and downstream from signal hub	$23 - $25 Offshore	Hourly
Support Specialist	Support Engineer (offshore)	Support and operations	$21 - $23 Offshore	Hourly

Job Title	Skill Requirements	General Responsibilities	Rate Range	Unit of Measure Per (Hour/Daily/ Monthly)
Project Manager	Project Manager (onsite and offshore)
Plan and assign tasks to the team, manage schedule and efforts. Ensure that deliverables are reviewed and tested. Manage the overall support plan. Responsible for Demand intake, planning and forecasting for the Wipro team Assist in strategic planning with stakeholders to ensure alignment of desired success criteria and project delivery. Establish weekly project management meeting. Cross function team coordination. Resolution of resourcing issues.

			$75 - $90 Onsite $30 - $35 Offshore	Hourly
HTML Developer	HTML developer	Development of HTML and CSS	$18 - $25 Offshore	Hourly
IT Delivery Manager	IT Delivery Manager	Ensures timely setup of Signal Hub environment for project teams to execute activities outlined in the approach	$35 - $38	Hourly
Solution Architect
Aseasoned digital campaign management architect with over 4 years of experience in defining campaign solutions and strategies. In-depth knowledge of digital campaign. Proven expertise in building campaign using Exact target, Eloqua, UNICA, Marketo. Good project and client management skills exceptional communication skills. Ability to lead a team of analysts and campaign management consultants. Interaction with vendors, customers, 3rd parties & handling queries. Good Communication skills and handle queries and exceptions
		Solution Architect	$35 - $45 Offshore $120 - $150 Onsite	Hourly

Job Title	Skill Requirements	General Responsibilities	Rate Range	Unit of Measure Per (Hour/Daily/ Monthly)
Support Specialist	Support Engineer
Perform first level issue triage and transfer it to other levels as necessary. Receive calls & emails of Business & IT users and provide the first level of response/ acknowledgement. Resolves all support issues that are raised by Users. Maintenance activities- schedule server restart, log backups etc. Daily health checks- disc space monitoring, log monitoring, and publishing queues Resolution of the issues related to workflows, data integrity, etc. Defining new access rules, roles, groups, etc. System monitoring and preventive maintenance tasks Create and maintain SOPs License Management

			$21 - $23 Offshore	Hourly
Junior Campaign/Technical Developer
Graduate with 2-3 years of experience in digital campaign management and marketing automation. Working knowledge of campaign configuration using tools like Marketo, Eloqua, Exact target. Should have technical skills like HTML, CSS and .NET. Knowledge of MS Office package. Good Communication skills and handle queries and exceptions. Should be able to play the role of SME and/ or individual contributor

		Jr. Campaign Developer	$18 - $22 Offshore	Hourly
Senior Campaign/Technical Developer
Graduate with 3-4 years of experience in digital campaign management. Working knowledge of digital campaign management tool like Marketo, Eloqua Exactarget, UNICA. Should have technical skills like HTML, CSS and .NET. Good project and client management skills. Knowledge of MS Office package. Digital campaign management knowledge is mandatory. Ability to lead the teams. Analytical, presentation skills
		Sr. Campaign Developer	$18 - $25	Hourly